                                                                   EXHIBIT 10.16

                         INTERNATIONAL WIRE GROUP, INC.
                     INSULATED WIRE DIVISION RETENTION PLAN

                             PRELIMINARY STATEMENTS

      A. International Wire Group, Inc. (the "Company") is currently exploring the sale of the Company's insulated wire division and, in connection therewith, the closure of the Company's St. Louis executive offices.

      B     The purpose of this Retention Plan (the "Plan") is to encourage the retention of key employees of the Company's insulated wire division and the St. Louis executive offices during, and their cooperation and assistance in connection with, the sale process by providing them with meaningful retention incentives.

                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATIONS

      1.01 Definitions. The following capitalized terms used in this Plan shall have the following respective meanings:

            "Board" shall mean the Board of Directors of the Company.

            "Cause" shall mean (i) in the event such Participant is a party to a written employment agreement with the Company and such agreement provides a definition of "Cause," such definition as set forth therein or (ii) in all other cases, fraud, dishonesty, competition with the Company, unauthorized use of any of the Company's trade secrets or confidential information, or failure to properly perform the duties assigned to the Participant, in the reasonable judgment of the Company. A determination of the existence of Cause shall be made by the Board in its sole discretion.

            "Disability" shall mean, when used with reference to any Participant, long term disability as established under the applicable long term disability plan maintained by the Company under which the Participant is covered.

            "Dispute Notice" shall have the meaning set forth in Section 4.01.

            "Division" shall mean the insulated wire division of the Company as currently constituted, and a "sale of the Division" shall mean the sale or other disposition of subsidiary capital stock and/or assets representing a majority of the operations of the Division.

            "Good Reason" shall mean, when used with reference to any Participant, any of the following actions or failures to act, but in each case only if it occurs while such Participant is employed by the Company and then only if it is not consented to by such Participant in writing:

                  (i) a material adverse change in such Participant's reporting responsibilities, title(s) or elected or appointed office(s) in effect immediately prior to the effective date of such change;

                  (ii) a material reduction in such Participant's base salary and bonus opportunity in effect immediately prior to the effective date of such reduction, not including any reduction resulting from changes in the market value of securities or other instruments paid or payable to such Participant; or

                  (iii) any change of more than 50 miles in the location of the principal place of employment of such Participant immediately prior to the effective date of such change.

                  For purposes of this definition, none of the actions described in clauses (i) and (iii) above shall constitute "Good Reason" with respect to any Participant if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within fifteen (15) days after receipt of written notice thereof given by such Participant (or, if the matter is not capable of remedy within fifteen (15) days, then within a reasonable period of time following such fifteen (15) day period, provided that the Company has commenced such remedy within said fifteen (15) day period); provided that "Good Reason" shall cease to exist for any action described in clauses (i) through (iii) above on the thirty (30th) day following the later of the occurrence of such action or the Participant's knowledge thereof, unless such Participant has given the Company written notice thereof prior to such date.

            "Participants" shall mean the Company St. Louis executive office employees identified on Annex A hereto, such persons being referred to herein by the titles referenced on Annex A, and the current employees of the Company's insulated wire division identified on Annex B hereto.

      1.02 Interpretation. In this Plan, unless a clear contrary intention appears, (a) the words "herein," "hereof" and "hereunder" refer to this Plan as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article, Section or paragraph means such Article, Section or paragraph hereof and (c) the words "including" (and with correlative meaning "include") means including, without limiting the generality

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of any description preceding such term. The Article, Section and paragraph headings herein are for convenience only and shall not affect the construction hereof.

                                   ARTICLE II

                      EXECUTIVE OFFICE EMPLOYEE INCENTIVES

      2.01  Chief Executive Officer.

            (a) Employment; Noncompetition. In consideration of the benefits granted under this Plan and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Chief Executive Officer agrees as follows:

            (i) The Chief Executive Officer will continue in the employment of the Company in his current capacity until the earlier of (1) the consummation of the sale of the Division and (2) September 30, 2005; and

            (ii) The Chief Executive Officer will not, within two years after leaving the employ of the Company, engage or enter into employment by, or into self-employment or gainful occupation as, a Competing Business or act directly or indirectly as an advisor, consultant, sales agent or broker for a Competing Business. As used herein, "Competing Business" means (1) any business that is engaged in the manufacture, or sale to other wire suppliers or original equipment manufacturers, of bare or tin-plated copper wire or that otherwise competes with the Bare Wire Division of the Company, as such operations are currently conducted, and (2) in the event the Division is not sold, any business that is engaged in the manufacture, or sale to other wire suppliers or original equipment manufacturers, of insulated copper wire products for the automotive or appliance end-user markets or that otherwise competes with the Insulated Wire Division of the Company, as such operations are currently conducted. The Chief Executive Officer acknowledges that the Company does not have an adequate remedy at law in the event the Chief Executive Officer violates this provision and, therefore, the Chief Executive Officer agrees that, in such an event, the Company shall be entitled to equitable relief, including but not limited to, injunctive relief. The Company, on behalf of itself and its subsidiaries, acknowledges and agrees that this covenant is granted in substitution and replacement for the covenant contained in Section 8 of that certain amended and restated employment agreement, dated as of September 15, 2003, between Joseph M. Fiamingo and the Company and the Company subsidiaries identified therein.

            (b) Retention bonus. The Chief Executive Officer will receive to the following retention bonuses: (i) a bonus in the amount of $140,000, payable by the Company on January 21, 2005; and (ii) a bonus in the amount of $560,000, payable by the Company upon the earlier of (1) the date of consummation of the sale of the Division and (2) September 30, 2005.

            (c) Transaction bonus. The Chief Executive Officer will additionally receive a transaction bonus if the net proceeds realized from the sale of the Division exceed $35 million. The amount of such transaction bonus shall be calculated as follows:

            (i) Three percent (3%) of the excess of the net proceeds realized above $35 million, to and including net proceeds realized of $45 million; plus

            (ii) Five percent (5%) of the excess of the net proceeds realized above $45 million.

The transaction bonus will be payable by the Company on the date of consummation of the sale of the Division. For purposes of the foregoing, "net proceeds" shall mean the sum of (1) the cash purchase price paid by the acquiror, (2) the fair value, as determined in good faith by the Board, of any noncash consideration paid by the acquiror, and (3) the sum of all indebtedness for borrowed money of the Company or any Company subsidiary assumed by the acquiror, less all transaction costs incurred by the Company in connection with the disposition of the Division, including, without limitation, all retention and transaction bonuses payable under this Plan.

            (d) Payment of bonuses. The bonuses payable pursuant to paragraphs
(b) and (c) above shall only be payable if the Participant is employed by the Company on the designated date for payment, provided that such bonuses shall nonetheless be payable if (i) the Participant has previously been terminated by the Company other than for Cause, (ii) the Participant's employment was previously terminated as a result of Disability or death, or (iii) the Participant has previously terminated his employment for Good Reason.

      Section 2.02 Chief Financial Officer.

            (a) Noncompetition. In consideration of the benefits granted under this Plan and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Chief Financial Officer agrees he will not, within two years after leaving the employ of the Company, engage or enter into employment by, or into self-employment or gainful occupation as, a Competing Business or act directly or indirectly as an advisor, consultant, sales agent or broker for a Competing Business. As used herein, "Competing Business" means (1) any business that is engaged in the manufacture, or sale to other wire suppliers or original equipment manufacturers, of bare or tin-plated copper wire or that otherwise competes with the Bare Wire Division of the Company, as such operations are currently conducted, and (2) in the event the Division is not sold, any business that is engaged in the manufacture, or sale to other wire suppliers or original equipment manufacturers, of insulated copper wire products for the automotive or appliance end-user markets or that otherwise competes with the Insulated Wire Division of the Company, as such operations are currently conducted. The Chief Financial Officer acknowledges that the Company does not have an adequate remedy at law in the event the Chief Financial Officer violates this provision and, therefore, the Chief Financial Officer agrees that, in such an event, the Company shall be entitled to equitable relief, including but not limited to, injunctive relief. The Company, on behalf of itself and its subsidiaries, acknowledges and agrees that this covenant is granted in substitution and replacement for the covenant contained in Section 8 of that certain amended and restated employment agreement, dated as of July 16, 2001, between Glenn J. Holler and the Company and the Company subsidiaries identified therein.

            (b) Retention bonus. The Chief Financial Officer will receive the following retention bonuses: (i) a bonus in the amount of $150,000, payable by the Company on December 31, 2005; and (ii) subject to and contingent upon the Company's (1) completion of the documentation and testing of the system of internal control, (2) identification of material weaknesses and significant deficiencies in such system, and (3) submission to the Company's audit committee of management's assessment of the effectiveness of such system and recommendations for the correction of material weaknesses and significant deficiencies no later than December 31, 2005, a bonus in the amount of $150,000, also payable by the Company on December 31, 2005. The foregoing bonuses shall only be payable if the Participant is employed by the Company on the designated date for payment, provided that such bonuses shall nonetheless be payable (and the contingency related to the payment of the bonus payable pursuant to clause
(ii) above shall be irrevocably waived) if (1) the Participant has previously been terminated by the Company other than for Cause, (2) the Participant's employment was previously terminated as a result of Disability or death, or (3) the Participant has previously terminated his employment for Good Reason.

      2.03  Vice President, Business Process Control.

            (a) Retention bonus. The Vice President, Business Process Controls, will receive a retention bonus in the amount of $150,000, payable by the Company on December 31, 2005. The foregoing bonus shall only be payable if the Participant is employed by the Company on the designated date for payment, provided that such bonus shall nonetheless be payable if (i) the Participant has previously been terminated by the Company other than for Cause, (ii) the Participant's employment was previously terminated as a result of Disability or death, or (iii) the Participant has previously terminated his employment for Good Reason.

            (b) Health benefits. In the event that the employment of the Vice President, Business Process Controls, is terminated by the Company without Cause, or such employee terminates his employment with the Company for Good Reason, such employee and any covered family members of such employee will continue to receive health benefits under the health benefit plans then maintained by the Company on the same terms as then current Company employees for a period of six months following termination.

      2.04  Manager of Corporate Accounting.

            (a) Retention bonus. The Manager of Corporate Accounting will receive a retention bonus in the amount of $55,890, payable by the Company on

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December 31, 2005. The foregoing bonus shall only be payable if the Participant is employed by the Company on the designated date for payment, provided that such bonus shall nonetheless be payable if (i) the Participant has previously been terminated by the Company other than for Cause, (ii) the Participant's employment was previously terminated as a result of Disability or death, or
(iii) the Participant has previously terminated her employment for Good Reason.

            (b) Health benefits. In the event that the employment of the Manager of Corporate Accounting is terminated by the Company without Cause, or such employee terminates her employment with the Company for Good Reason, such employee and any covered family members of such employee will continue to receive health benefits under the health benefit plans then maintained by the Company on the same terms as then current Company employees for a period of six months following termination.

      2.05  Network Planning Supervisor.

            (a) Retention bonus. The Network Planning Supervisor will receive a retention bonus in the amount of $56,152, payable by the Company on December 31, 2005. The foregoing bonus shall only be payable if the Participant is employed by the Company on the designated date for payment, provided that such bonus shall nonetheless be payable if (i) the Participant has previously been terminated by the Company other than for Cause, (ii) the Participant's employment was previously terminated as a result of Disability or death, or
(iii) the Participant has previously terminated his employment for Good Reason.

            (b) Health benefits. In the event that the employment of the Network Planning Supervisor is terminated by the Company without Cause, or such employee terminates his employment with the Company for Good Reason, such employee and any covered family members of such employee will continue to receive health benefits under the health benefit plans then maintained by the Company on the same terms as then current Company employees for a period of six months following termination.

      2.06  Executive Assistant.

            (a) Severance benefits. In the event that the employment of the Executive Assistant is terminated by the Company without Cause, or such employee terminates her employment with the Company for Good Reason, such employee shall be entitled to receive from the Company monthly severance benefits in the amount of $3,166.67 for a period of three months, such amounts to be paid in accordance with the payroll practices of the Company.

            (b) Health benefits. In the event that the employment of the Executive Assistant is terminated by the Company without Cause, or such employee terminates her employment with the Company for Good Reason, such employee and any covered family

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members of such employee will continue to receive health benefits under the health benefit plans then maintained by the Company on the same terms as then current Company employees for a period of six months following termination.

                                   ARTICLE III

                          DIVISION EMPLOYEE INCENTIVES

      3.01 Retention Bonuses. Each of the current Division employees identified on Annex B hereto will receive the retention bonus set forth opposite the title of such employee, of which (i) 20% will be payable by the Company on January 21, 2005 and (ii) the remaining 80% will be payable by the Company sixty days after the consummation of the sale of the Division or the Board's formal termination of the sale process. The foregoing bonus shall only be payable if such Participant is employed by the Company on the designated date for payment, provided that such bonus shall nonetheless be payable if (i) the Participant has previously been terminated by the Company other than for Cause, (ii) the Participant's employment was previously terminated as a result of Disability or death, or (iii) the Participant has previously terminated his or her employment for Good Reason.

                                   ARTICLE IV

                               DISPUTE RESOLUTION

      Section 4.01 Negotiation. In case a claim, dispute or controversy shall arise between any Participant (or any person claiming by, through or under any Participant) and the Company (including the Board) relating to or arising out of this Plan, either disputant shall give written notice to the other disputant ("Dispute Notice") that it wishes to resolve such claim, dispute or controversy by negotiations, in which event the disputants shall attempt in good faith to negotiate a resolution of such claim, dispute or controversy. All negotiations pursuant to this Section 4.01 shall be held at the Company's principal offices in St. Louis, Missouri (or such other place on which the disputants shall mutually agree) and shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence and procedure.

      Section 4.02 Arbitration. Any claim, dispute or controversy arising out of or relating to this Plan which has not been resolved by negotiations in accordance with Section 4.01 within thirty (30) days of the effective date of the Dispute Notice shall, upon the written request of either disputant, be finally settled by binding arbitration by a single arbitrator selected and conducted expeditiously in accordance with the commercial arbitration rules of the American Arbitration Association regarding resolution of employment-related disputes. Each party shall be entitled to depose up to three (3) relevant witnesses and shall be entitled to reasonable access to relevant documents. Each party shall be entitled to make an oral presentation at the hearing. The arbitrator may, without limitation, award injunctive relief, but shall not be empowered to award damages in excess of compensatory damages and each disputant shall be deemed to have irrevocably waived and relinquished any claim for damages in excess of compensatory damages, such as punitive damages. Notwithstanding the foregoing, the arbitrator's fees shall be assessed against the losing party. The arbitrator's decision shall be final and legally binding on the Company and its successors and assigns and a Participant and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns, and judgment on the arbitrator's decision may be entered in any court of competent jurisdiction. Each party shall pay its own fees, disbursements, and costs relating to or arising out of any arbitration. All arbitration conferences and hearings shall be held within a thirty (30) mile radius of St. Louis, Missouri.

                                    ARTICLE V

                            MISCELLANEOUS PROVISIONS

      Section 5.01 Benefits Cumulative. The rights and benefits provided under this Plan are cumulative of, and are in addition to, all of the other rights and benefits provided to each Participant under any agreement between such Participant and the Company and any formal benefit plans maintained by the Company on behalf of the Participants, including without limitation, (i) that certain amended and restated employment agreement, dated as of September 15, 2003, between Joseph M. Fiamingo and the Company and the Company subsidiaries identified therein, (ii) that certain amended and restated employment agreement, dated as of July 16, 2001, between Glenn J. Holler and the Company and the Company subsidiaries identified therein, and (iii) the Company Key Employee Retention Plan adopted in connection with the Company's reorganization under Chapter 11 of the Bankruptcy Code.

      Section 5.02 No Mitigation. No Participant shall be required to mitigate the amount of any payment provided for in this Plan by seeking or accepting other employment following a termination of his or her employment with the Company or otherwise. The amount of any payment provided for in this Plan shall not be reduced by any compensation or benefit earned by a Participant as the result of employment by another employer or by retirement benefits. The Company's obligations to make payments to any Participant required under this Plan shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action that the Company may have against such Participant.

      Section 5.03 Amendment or Termination. The Board may amend the Plan at any time; provided, however, that no such amendment shall be binding on any Participant adversely affected thereby unless such Participant consents in writing to such amendment. The Plan shall not terminate until such time as all of the obligations to Participants hereunder have been satisfied in full.

      Section 5.04 Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of and be enforceable by such Participant and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns. If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant's devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to such Participant's estate. No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.

      Section 5.05 Notices. All notices and other communications provided for in this Plan shall be in writing and shall be sent, delivered or mailed, addressed as follows: (a) if to the Company, at the Company's principal office address or such other address as the Company may have designated by written notice to all Participants for purposes hereof, directed to the attention of the Chief Executive Officer; and (b) if to any Participant, at his or her residence address on the records of the Company or to such other address as he or she may have designated to the Company in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly given upon receipt or three days after being mailed by United States certified or registered mail, return receipt requested, postage prepaid, except that any change of notice address shall be effective only upon receipt.

      Section 5.06 Tax Withholdings. The Company shall have the right to deduct from any payment hereunder all taxes (federal, state or other) that the Company is required to withhold therefrom.

      Section 5.07 No Employment Rights Conferred. This Plan shall not be deemed to create a contract of employment between any Participant and the Company and/or its subsidiaries. Nothing contained in this Plan shall (i) confer upon any Participant any right with respect to continuation of employment with the Company or any subsidiary thereof or (ii) subject to the rights and benefits of any Participant hereunder, interfere in any way with the right of the Company or any subsidiary thereof to terminate such Participant's employment at any time.

      Section 5.08 Severability. If any provision of the Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Plan shall not be affected thereby.

      Section 5.09 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Missouri, without giving effect to its conflict of laws rules, and applicable federal law.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, International Wire Group, Inc. has caused this Plan to be duly executed in its name and behalf by its proper officer thereunto duly authorized as of January ____, 2005.

                                                  INTERNATIONAL WIRE GROUP, INC.

                                                  By: /s/ Robert Hamwee
                                                      --------------------------
                                                  Name: Robert Hamwee
                                                        ------------------------
                                                  Title: Chairman
                                                         -----------------------


Joined in by the undersigned as of
the date set forth above for the
limited purposes of evidencing his
agreement to be bound by the obligations set forth in Section 2.01(a) hereof.

/s/ JOSEPH M. FIAMINGO
-----------------------
Joseph M. Fiamingo

Joined in by the undersigned as of
the date set forth above for the
limited purposes of evidencing his
agreement to be bound by the obligations set forth in Section 2.02(a) hereof.

/s/ GLENN J. HOLLER
-----------------------
Glenn J. Holler

                                     ANNEX A

                      ST. LOUIS EXECUTIVE OFFICE EMPLOYEES


                 NAME                            TITLE
                 ----                            -----
       Joseph M. Fiamingo           Chief Executive Officer

       Glenn J. Holler              Chief Financial Officer

       Daris Foster                 Vice President, Business Process Control

       Teresa Eslinger              Manager of Corporate Accounting

       Timothy Board                Network Planning Supervisor

       Paula Middleton              Executive Assistant

                                     ANNEX B

                               DIVISION EMPLOYEES

        EMPLOYEE                                  TITLE                         RETENTION BONUS
        --------                                  -----                         ---------------
      Roger L. Blumer                     Vice President Engineering                 $67,745

      Beverly A. Terry                    Vice President Customer Support            $55,848

      Shawn G. Bragg                      Director Cebu Operations                   $50,000

      Robert B. Emmott                    Vice President Sales                       $49,691

      Roman Pallares                      Director Mexican Operations                $44,000

      Gregg W. Pfafman                    Director North Operations                  $41,745

      Jesslyn D. Mast                     Director Human Resources                   $38,750

      John Powell                         Director of Sales                          $36,524

      Lester L. Smith                     Director Engineering Projects              $33,134

      Bradley W. Davies                   Plant Manager, Zaragosa and Inglewood      $32,552

      Joseph T. Fiamingo                  Manager Supply Chain                       $29,598

      William O. Jenkins                  Division Accounting Manager                $29,598

      John Senecal                        Director Engineering Plant                 $29,057
                                          Maintenance

      Timothy J. Theisen                  Director Sales Global Auto                 $28,995

      Tony D. Mobley                      Plant Manager Railroad                     $27,060

      Adrian M. Ostman                    IT Operations Support Manager              $25,396